Exhibit 99.1

                    Study Finds that Removing Large
 Thrombus Before Treatment with Drug-Eluting Stents Improves Outcomes in Heart Attack Patients

   Newly Published Results in the Journal of the American College of Cardiology Have Positive Implications for the Possis AngioJet(R)
                                System


   MINNEAPOLIS--(BUSINESS WIRE)--Aug. 9, 2007--Possis Medical, Inc. (NASDAQ:POSS), a developer, manufacturer and marketer of pioneering medical devices used in endovascular procedures, today announced the formal publication of an important clinical study showing favorable results for AngioJet(R) thrombectomy treatment of heart attack patients with large thrombus (blood clot). The study shows that when AngioJet thrombectomy is used to remove large thrombus before placement of a drug-eluting stent (DES), it is associated with significantly lower rates of subsequent death, repeat heart attack and stent thrombosis. The work is authored by Dr. George Sianos and colleagues at the ThoraxCenter in Rotterdam, the Netherlands, and appears in the Journal of the American College of Cardiology (JACC), volume 50, number 7, dated August 14, 2007. The publication can be viewed on-line at http://content.onlinejacc.org.

   Dr. Sianos analyzed 812 consecutive heart attack patients receiving a DES. Twenty-eight percent of the patients had large thrombus that complicated their treatment. These patients had a much higher incidence of serious adverse events out to two years after treatment, compared to the other patients who did not have large thrombus. The important exceptions were patients whose initial large thrombus was removed with AngioJet thrombectomy before stenting: these patients had a low incidence of serious adverse outcomes, similar to those patients with little or no thrombus to begin with. AngioJet thrombectomy was the single most powerful statistical predictor of a good clinical outcome in such patients.

   Said Robert G. Dutcher, CEO of Possis Medical, Inc., "This important study demonstrates that unresolved large thrombus is common in acute coronary cases, and that placing a DES without first removing the thrombus contributes significantly to later life-threatening complications, including stent thrombosis. AngioJet thrombectomy lowers this risk by safely converting a clotted vessel that is at high risk for worse clinical outcomes into an un-clotted, low-risk vessel that can be successfully stented. We believe these results offer an important perspective that addresses some of the current uncertainty regarding DES use in higher-risk settings."

   According to Dutcher, Dr. Sianos presented these key results at several important medical meetings in the last year, including the October 2006 Transcatheter Cardiovascular Therapeutics Conference in Washington D.C., and the November 2006 annual meeting of the American Heart Association in Chicago.

   "Publication in the JACC, a very prestigious peer-reviewed journal, significantly increases the visibility of Dr. Sianos' results to the entire cardiology community. We believe this will have a favorable effect on the treatment choices made by the interventionalists who treat these seriously ill patients," concluded Dutcher.

   Additional On-Line Discussions of the Study to Highlight
Implications and Benefits

   On August 6, 2007, an article summarizing the study's findings was posted at www.theheart.org, a website addressed to cardiologists, referring physicians, and allied healthcare professionals, providing information on caring for patients with disorders of the heart and circulation. The article notes that "one-third of the patients classified as having large thrombus burden receive thrombectomy," and quotes Dr. Sianos as saying the patients "did better clinically and experienced lower stent-thrombosis rates. This was a completely unexpected finding and it's encouraging."

   Also, www.cardiosource.com, an online cardiovascular information and educational resource produced by the American College of Cardiology Foundation, plans to soon post an audio interview with Dr. Sianos, who will discuss his findings as published in the JACC and their impact on heart attack patient treatment. Cardiosource enables cardiovascular medical professionals to easily stay up-to-date with the most relevant research findings and best practices, with analysis and commentary by experts in the field to help put new findings in perspective for immediate application to clinical practice.

   About Possis Medical, Inc.

   Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

   Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. These statements relate to the potential impact of clinical science on usage of the Possis AngioJet System. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.


    CONTACT: Possis Medical, Inc.
             Jules L. Fisher
             Vice President, Finance and Chief Financial Officer
             763-450-8011
             Jules.Fisher@possis.com